UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Duff & Phelps Utility and Corporate Bond Trust Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

February 25, 2020

DEAR FELLOW SHAREHOLDER:

There are less than thirty days to the March 24, 2020 Annual Meeting of Shareholders of Duff & Phelps Utility and Corporate Bond Trust Inc. (“DUC”). As of today, we have not received your vote. We ask that you vote your shares by following the voting instructions at the end of this letter.

IMPORTANT TO VOTE AGAINST SHAREHOLDER PROPOSAL 2

I remind you that an opportunist shareholder is attempting to pressure your Board and management to take short sighted actions. We do not believe that this opportunist has a strategy that looks out for the best interest of ALL shareholders. Rather, it is clear to your Board and management that this opportunist is attempting to profit from short term gains at the potential expense of shareholders who plan to hold DUC for the long term, and could even result in the elimination of DUC as an investment option for you if the fund liquidates, or a substantial change in its operations if it were to convert to an open-end fund or ETF. This is a strategy that has been played out multiple times by this opportunist.

As you may have seen from our proxy statement, a majority of DUC shares are owned by institutional shareholders. That means that in order to defeat the opportunist’s proposal, we need an overwhelming majority of individual shareholders like you to vote against it – along with those institutional shareholders who take a long-term view of their investment in DUC. Please take action by signing, dating and mailing your proxy card in the return envelope provided or follow the voting instructions below.

DUC PROTECTING YOUR FINANCIAL OBJECTIVES

As a valued shareholder in DUC, I believe it is important to remember why you invested in DUC and/or why your Financial Advisor recommended DUC to you. We strongly believe we are aligned with your financial objectives. Our investment objective is to provide high current income consistent with investing in securities of investment grade quality. Your Board continues to stay focused on seeking to achieve this objective, regardless of the opportunist’s efforts.

please see reverse side

We will continue to focus on providing high current income consistent with investing in securities of investment grade quality and will continue our efforts to PROTECT ALL shareholders against the opportunist’s short-term strategy. Again, we ask that you support your Board and management by casting your vote AGAINST proposal 2.

SINCERELY,

DANIEL J. PETRISKO

CHIEF INVESTMENT OFFICER

Four Convenient Voting Methods to Cast Your Vote

1. Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free: 1-833-892-6624. Representatives are available Monday through Friday 10 a.m. to 8 p.m. Eastern time.

2. Vote by Touch-Tone Phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed card(s) and following the instructions.
3. Vote Online: You may cast your vote by visiting the web address located on the enclosed card(s) and following the instructions.
4. Vote by Mail: You may cast your vote by signing, dating and mailing the enclosed card(s) in the enclosed prepaid return envelope.

If you have any questions regarding the shareholder meeting or voting, please call DUC’s proxy solicitor, Di Costa Partners at 1-833-892-6624.